CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

[***]

PRIVATE PURCHASE AGREEMENT

September 22 2023

Account Number: [***]

PART A

Masterworks Gallery, LLC, acting as duly authorized
agent for Masterworks Cayman SPC, acting on behalf of
its Gallery Segregated Portfolio
225 Liberty Street, Floor 29
New York, NY 10281-2699

This private purchase agreement, which includes Parts A, B and C, sets out the terms on which you purchase the Property listed on the Property Schedule in Part B. References in this agreement to numbered Conditions are to the Conditions of Business for Buyers set out in Part C. Condition 1 contains the definitions of capitalized terms not defined in this Part A.

PRICE: You will pay us the Purchase Price for the Property set forth on the Property Schedule.

SETTLEMENT: Your payment of the Purchase Price, plus any applicable taxes, is payable in two installments as follows:

a) a first installment of $185,000, plus any applicable taxes, is due to [***] no later than five (5) business days after your receipt of an invoice for the Property, which will be submitted after our receipt of your written Confirmation; and

b) a second installment of $740,000, plus any applicable taxes, is due to [***] no later than December 15, 2023.

Title to the Property will pass to you when we receive full payment of the Purchase Price in good and immediately available funds.

COSTS: [***] agrees to arrange and bear the cost of packing and shipping the Property to your designated premises in Newark, Delaware.

INSPECTION CONFIRMATION: Our agreement with the Seller includes a provision pursuant to which [***] may agree with you that your payment of the Purchase Price is subject to your written confirmation to [***] that you have completed your inspection of the Property to your satisfaction by a deadline to be agreed between us and you (the "**Confirmation**"). In addition, our agreement with the Seller provides that, for the avoidance of doubt, where you fail to make the Confirmation, this agreement will become null and void. You and we agree that the sale of the Property to you is subject to you making the Confirmation to us within two (2) business days of the in-person inspection of the Property, currently scheduled for September 20, 2023.

In addition to the foregoing and the information set out in Part B, you agree to the Conditions of Business for Buyers in Part C, as amended by Parts A and B if applicable (and in the event of a conflict, Parts A and B will prevail).

[Signature page(s) to follow]

[***]

By signing below, you confirm you have read and accept, and agree to purchase the Property in accordance with, the terms of this agreement.

[***]

Name Title

ACCEPTED AND AGREED:

MASTERWORKS GALLERY, LLC, acting as duly authorized agent for Masterworks Cayman SPC, acting on behalf of its Gallery Segregated Portfolio

Signed Date

Name Title

[***]

SCHEDULE I – PROPERTY SCHEDULE

Item [***] – Laura Owens, *Untitled*, 2011, 86 by 78 in., 218 by 198 cm.

Purchase Price	US $925,000

PART C

CONDITIONS OF BUSINESS FOR BUYERS

1. Defined Terms

In this agreement, "we", "us" and "our" refers to [***] and "Masterworks", "you" and "your" refer to the individual, corporation or other entity whose name appears at the top of Part A. If there is more than one buyer, "you" and "your" refer to all buyers; if the buyer is an agent acting on behalf of a principal, "you" and "your" refer to both principal and agent.

If there is more than one buyer purchasing the Property under this agreement, each buyer, jointly and severally assumes the buyer's obligations and liabilities under this agreement. If you are an agent acting on behalf of a principal, you and your principal are bound by the terms of this agreement and jointly and severally assume all obligations, liabilities, representations, warranties and indemnities set out in this agreement.

The following capitalized words will have the specific meaning shown here:

Authenticity Guarantee: the guarantee we provide as principal to you in relation to purchased Property.

Property: an item of property purchased by you under this agreement and listed in the Property Schedule in Part B. Where more than one item of property is purchased, references to "Property" in this agreement will mean with respect to each item of Property.

Purchase Price: the price for the Property that is paid by you.

Seller: the person(s) or entity(ies) on whose behalf we are selling an item of Property. Where a [***] owns Property, [***] acts in a principal capacity as Seller.

[***]: the company incorporated in New York, with its headquarters at [***].

[***]: [***] and any entities in which it holds, from time to time, directly or indirectly, more than 50% of the issued share capital; and each, a "**[***].**"

1. Seller Representations and Warranties

We confirm to you that the Seller has represented and warranted to us and to you that at all relevant times (including at the time of consignment and at the time of the sale of the Property):

(a) the Seller (or the Seller's principal) has sole, complete and lawful right, title and interest in the Property, and if an agent, it is properly authorized by its principal to sell the Property on these terms;

(b) there are no claims or potential claims, legal proceedings, liens, security interests, encumbrances or other restrictions on or regarding the Property, and the Seller has no knowledge of any facts or circumstances that might give rise to any claims in connection with the Property;

(c) good and marketable title to and right to possession of the Property will pass to you free from any third-party rights, liens, security interests, claims or potential claims, restrictions or encumbrances;

(d) the Seller has fully disclosed to us all information (including documents) known to it or in its possession that might affect the sale or value of the Property, including but not limited to information concerning the Property's condition (including any damage or restoration), provenance, ownership, authenticity, attribution, authorship, origin, date, age, period, culture, source, and export or import history, and the existence of any endangered or protected species in the Property, as applicable;

(e) if the Property has been imported into the country in which it is located, it was lawfully imported, required declarations were made, any duties and taxes were paid, and it was lawfully and permanently exported from the country or jurisdiction in which it had been located;

(f) the Seller's performance under this agreement has not and will not violate any applicable law, regulation or code;

(g) the Seller has no knowledge or reason to suspect that (i) the Property is connected with the proceeds of criminal activity, including without limitation tax evasion, money laundering, terrorist activities or other criminal activity, or (ii) the Seller, or any co-owner(s) or principal(s) (or, if the Seller is an entity, any person(s) or entity(ies) with a beneficial or ownership interest in the Seller), are under investigation, charged with, or convicted of any substantive or predicate money laundering or economic sanctions crime, terrorist activity, tax evasion or act in violation of any applicable anti-bribery or anti-corruption law;

(h) the Seller (and its principal, if applicable) are not, nor are the Seller or its principal (if applicable) owned, controlled, or acting on behalf of, an entity or individual that is: (i) the subject of economic sanctions, embargoes or other trade restrictions in any jurisdiction, including those administered and enforced by the United States, European Union, United Kingdom, United Nations Security Council, or other applicable sanctions authority (collectively, "**Sanctions**"), or (ii) located, organized, or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Syria, Russian Federation and Belarus) (collectively, "**Sanctioned Jurisdictions**"); and the Seller will not transfer the net sale proceeds to, or use them for the benefit of, anyone that is the subject of Sanctions or located, organized, or resident in a Sanctioned Jurisdiction.

2. Buyer Representations and Warranties

You represent and warrant to us and the Seller that at all relevant times:

(a) your performance under this agreement has not and will not violate any applicable law, regulation or code;

(b) your purchase of the Property, and if you are acting as an agent on behalf of a principal, the arrangement between you and your principal, will not facilitate tax crimes;

(c) you have no knowledge or reason to suspect that (i) the funds used to purchase the Property are connected with the proceeds of criminal activity, or (ii) you or your principal, if applicable, (or, if you are an entity, any person(s) or entity(ies) with a beneficial or ownership interest in you), are under investigation, charged with, or convicted of any substantive or predicate money laundering or economic sanctions crime, terrorist activity, tax evasion or act in violation of any applicable anti-bribery or anti-corruption laws or regulations;

(d) you (and your principal, if applicable) are not, nor are you (or your principal, if applicable) owned (in whole or in part), controlled, or acting on behalf of, an entity or individual that is: (i) the subject of Sanctions, or (ii) located, organized, or resident in a Sanctioned Jurisdiction;

(e) you (and your principal, if applicable) are currently in compliance, and for the past five years have complied, with applicable Sanctions, anti-money laundering, anti-terrorism, and anti-bribery or anti-corruption laws;

(f) the Purchase Price will not be funded directly or indirectly by or from anyone that is the subject of Sanctions or located, organized or resident in a Sanctioned Jurisdiction;

(g) no party directly or indirectly involved in the transaction is the subject of Sanctions or is owned (in whole or in part) or controlled by any individual or entity that is the subject of Sanctions or otherwise located, organized, or resident in a Sanctioned Jurisdiction, except as expressly authorized in writing by the government authority having jurisdiction over the purchase and with our prior express written consent;

(h) if you are acting as agent on behalf of a principal, you have taken steps reasonably designed to ensure compliance with Sanctions, anti-money laundering, anti-terrorism, and anti-bribery or anti-corruption laws, including but not limited to, conducting appropriate due diligence on your principal and screening source of funds. You will retain and make available upon request the documentation evidencing such due diligence for at least five years after the purchase, and all commissions payable to you for this purchase have been authorized by your principal;

(i) you have no reason to believe that your purchase will cause (or otherwise result in) us, Seller, or anyone else to violate any Sanctions, anti-money laundering, anti-terrorism, or anti-bribery or anti-corruption laws; and

(j) you have full legal authority without any further action or other party's consent to enter into and perform this agreement and to give these representations and warranties; if you are an entity, the individual signing on your behalf is authorized to do so and the entity is duly incorporated or formed, validly existing and in good standing in the jurisdiction where it is incorporated or formed.

We may, in our sole discretion, rescind the sale of the Property if we reasonably determine that (i) any of your representations or warranties is inaccurate or breached in a manner that cannot reasonably be cured or has not been cured within ten (10) days after we have advised you of such inaccuracy or breach; or (ii) the sale has subjected or might subject us or the Seller to liability. In the event that the sale is rescinded, you will be refunded any amount of the Purchase Price previously paid by you.

3. Indemnity

(a) You shall indemnify and hold us, each [***], our and their respective officers and employees, and the Seller harmless against any and all claims, causes of action, liabilities, damages, losses, and expenses (including but not limited to reasonable attorneys' fees), arising out of or in connection with an inaccuracy, incompleteness or breach of any of your representations or warranties or breach of your obligations under this agreement to the fullest extent permitted by law.

(b) We confirm to you that the Seller has agreed to indemnify and hold us and you (as an intended beneficiary) harmless against any and all claims, causes of action, losses and liabilities, including reasonable attorneys' fees, relating to an inaccuracy or alleged inaccuracy or breach or alleged breach of any of the Seller's representations and warranties or obligations under our agreement with the Seller.

4. Buyer Business Practices

For the avoidance of doubt, the parties acknowledge that Masterworks' standard business practices in securitization of artworks through a segregated portfolio of Masterworks Cayman SPC, as a single artwork owned by an individual Delaware LLC shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this agreement.

5. Disclaimer of Warranties

The Property is sold "AS IS," without any guarantee, representations or warranties by us or the Seller, except for the express representations and warranties given by the Seller and the Authenticity Guarantee, which we, as principal, provide to you. We and the Seller disclaim all implied warranties, including but not limited to merchantability and fitness for a particular purpose, except in so far as such obligations cannot be excluded by law. Neither we nor the Seller give you any guarantee, representation or warranty as to condition, completeness, size, quality, rarity, value, importance, medium, frame, provenance, exhibition history, or literary or historical relevance of the Property, and no statement anywhere, whether oral or written, will be deemed such a warranty, representation or assumption of liability. Except as expressly set forth elsewhere in these Conditions of Business for Buyers, neither we nor the Seller make any representations or warranties regarding whether the Property is subject to copyright or whether you acquire any copyrights, including but not limited to, any reproduction right in the Property.

6. Authenticity Guarantee

(a) We, as principal, provide an Authenticity Guarantee to you, subject to the following terms and conditions, that the Property is not a "counterfeit". For these purposes, a "counterfeit" means Property that in [***] reasonable opinion is an imitation created to deceive as to authorship, origin, date, age, period, culture or source, where the correct description of such matters is not reflected by the Property's description in the Property Schedule. No Property shall be considered a counterfeit by reason only of any damage and/or restoration and/or modification work of any kind (including repainting or over-painting).

(b) The Authenticity Guarantee is provided for a period of five years after the date the Property is sold to you (the "**Guarantee Period**"), except as otherwise provided in Condition 6(c) below.

(c) Intentionally omitted.

(d) The Authenticity Guarantee is provided solely for your benefit and cannot be transferred to any third party.

(e) To claim under the Authenticity Guarantee, you must:

(i) notify us in writing within three months of receiving any information that causes you to question the authenticity or attribution of the Property and in any event by no later than the expiry of the Guarantee Period, and providing all the information in your possession in support of your claim; and

(ii) return the Property to us or, at our direction, to the Seller or another third party, in the same condition as at the date of sale to you (normal wear and tear of a work of art of the Property's type excepted) and be able to transfer good title in the Property, free from any third-party interest or claim(s) arising after the date of sale.

(f) We reserve, in our absolute discretion as principal, the right to reject a claim under the Authenticity Guarantee if:

(i) the description of the Property in the Property Schedule was in accordance with the opinions of scholars and experts, which are generally accepted and known or privately expressed to us, as at the date of the sale, or the Property description indicated there was a conflict of such opinions;

(ii) the only method of establishing that the Property was a counterfeit at the date of the sale would have been by means or processes not then generally available or accepted, unreasonably expensive or impractical to use, or likely to have caused damage or loss of value to the Property;

(iii) the manner in which the Property is said to be a counterfeit is due only to damage, restoration, modification work of any kind (including repainting or over-painting) present at the time of the sale, or the inability of the manufacturer, maker or relevant archives to confirm the authenticity and attribution of the Property; or

(iv) the manner in which the description of the Property is incorrect does not result in a material loss of value in the Property.

(g) Subject to the above, if we reasonably determine that the Property is a counterfeit, we will ensure that the sale is rescinded, and that you are refunded the amount of the paid Purchase Price in the currency of the sale.

(h) The rescission of the sale and the refund of the Purchase Price is your sole remedy available under the Authenticity Guarantee and is in lieu of any other remedy that might otherwise be available to you as a matter of law or in equity.

7. Limitation of Liability

(a) Neither party (or the Seller) will be liable to each other for any special, consequential, indirect, incidental or punitive damages.

(b) Without prejudice to Condition 4, our and the Seller's aggregate liability to you under this agreement for any claim relating to Property will not exceed the amount of the Purchase Price for the relevant Property actually paid, except in the case of our willful misconduct or fraud, or in the case of death or personal injury caused by our negligent acts or omissions.

8. Taxes

(a) You must pay any applicable sales tax, compensating use tax, VAT, consumption tax, goods or services tax or other indirect taxes, luxury tax, excise tax, and duties or tariffs (collectively, "**Taxes**"), as well as any applicable artist resale right royalty on the purchase of Property where and as required by law. We will collect any applicable Taxes and artist resale right royalty on the purchase of Property where and as required by applicable law.

(b) You acknowledge that no one within [***] has provided tax advice to you or for your benefit in connection with this agreement.

9. Consequences of Late- or Non-Payment

You are required to pay the full Purchase Price, plus any applicable Taxes, in cleared funds within the timeframe set forth in Part A. If you fail to do so without our prior agreement, you will be in default and we will notify you in writing. In such case, without prejudice to any rights or remedies the Seller may have, we may, in addition to any and all other rights or remedies available to us or the Seller by law or in equity, impose on you and retain for our account a late charge on such amount at an annual rate of six percentage points (6%) above the prime rate, but in no event greater than the maximum rate permitted by law or, if payment is not made within three (3) business days of our written notification of failure to pay, cancel the sale of the Property.

10. Force Majeure

We will not be liable for or be deemed to have defaulted under or breached this agreement for failure or delay in fulfilling or performing any of our obligations to the extent, and for so long as, such failure or delay is caused by events beyond our reasonable control, including without limitation, fire, flood, natural disaster or other event caused by forces of nature, riot, strike or other civil or labor unrest, inability to secure sufficient labor, power or necessary equipment, act of war, armed conflict, terrorist attack, governmental action or regulation, outbreak of disease, public health emergency, epidemic, nuclear or chemical contamination, or any other cause that we could not have prevented with reasonable care.

11. Confidentiality and Data Protection

(a) Neither you nor we may disclose the terms of this agreement to any third party without the prior written consent of the other party, except (i) to attorneys, insurers, contractors, agents, advisors or financial participants on a need-to-know basis and provided they are subject to confidentiality obligations that are no less restrictive than this provision, (ii) to

other [***], or (iii) to comply with valid legal process or regulatory authority compelling the disclosure, provided, where permitted to do so by law, the disclosing party first gives the other party prompt written notice of such service of process and allows the other party an opportunity to seek a protective order. For the sake of clarity, you may disclose the terms of this agreement to the United States Securities Exchange Commission, but solely to the extent required to comply with applicable law.

(b) We will hold and process your personal information and may share it with another [***] for use as described in, and in line with, our Privacy Policy published on our website at [***] or available on request by email to [***].

12. Miscellaneous

(a) You will provide to us, upon our request, verification of identity and any additional information required to comply with our Know Your Client requirements (including but not limited to if you are acting as agent on behalf of a principal, you will disclose to us the identity of your principal) or applicable law or to evidence your authority to sign this agreement. We reserve the right to seek identification of the source of funds received. If we have not completed our enquiries in respect of Know Your Client, Sanctions, anti-money laundering, anti-terrorist financing or other checks as we consider appropriate concerning you (or your principal, if applicable) to our satisfaction or if we are not satisfied in our sole discretion with the results of such enquiries, we may, in our sole discretion, cancel or rescind the sale of the Property, including refusing or returning any payment, as appropriate, and take any further action required or permitted under applicable law without any liability to you.

(b) Our obligations under this agreement are subject to the completion of our condition check of the Property and due diligence to our satisfaction, as determined by us in our sole discretion.

(c) This agreement will automatically terminate and be null and void if we have not entered into a written agreement with the Seller that will allow us to undertake our obligations in this agreement. We hereby confirm that such a written agreement with the Seller is in effect.

(d) This agreement, including Parts A, B and C, constitutes the entire agreement between us and you with respect to this purchase and supersedes all prior or contemporaneous written, oral or implied understandings, representations or agreements relating to the subject matter of this agreement. If any part of this agreement is deemed invalid or unenforceable, such invalidity or unenforceability will not affect the remaining provisions of this agreement, which will remain in full force and effect. No provision of this agreement may be amended unless you and we agree in writing (including by email) to do so.

(e) This agreement will remain in force in the event of your death and is binding upon, and inures to the benefit of, you, your estate, heirs, executors, devisees, representatives, administrators, successors and permitted assigns.

(f) You may not assign your rights or delegate your obligations under this agreement without our prior written consent.

(g) If we receive a subpoena or an order from a court, body or authority of competent jurisdiction relating to the Property, the agreement, or to you or your principal in relation to your breach of this agreement, you agree to pay us the costs we incur, including reasonable attorney's fees, in responding to the subpoena or complying with the relevant order.

(h) You have had the opportunity to consult an attorney of your choosing before signing this agreement, and you acknowledge we have not provided legal advice to you or for your benefit in connection with this agreement.

(i) To the extent otherwise applicable, the Vienna Convention on the International Sale of Goods is excluded.

(j) The provisions in this agreement that by their nature are intended to survive termination or the completion of the transactions contemplated (including, by way of illustration only, liability and indemnity, confidentiality, choice of law and dispute resolution) will so survive.

(k) This agreement may be executed in counterparts, each of which will be deemed an original and together constitute one instrument. Signatures sent by facsimile or email transmission or other electronic signatures are valid and binding and will be deemed an original.

13. Law and Jurisdiction

This agreement will be governed by and construed in accordance with the laws of the State of New York. In the event of a dispute arising from or relating to this agreement, you and we agree to submit to the exclusive jurisdiction of the state courts of and the federal courts sitting in the State and County of New York.

[***] [***]

Masterworks Gallery, LLC
as agent for Masterworks Cayman, SPC, acting on behalf of its Gallery Segregated Portfolio

225 Liberty Street
Floor 29
NEW YORK NY 10281-2699 USA

Account number [***]
Date 25 September 2023

Your successful purchase
Private Sale

Congratulations on your recent purchase. We are pleased to provide the information necessary for finalizing your transaction.

- ## Invoice for $925,000.00

  Payment is due in accordance with the terms to which you have agreed. Your invoice gives instructions on how to pay.

- ## Shipping Quote

  We will provide you with a quote for the cost of shipping your property within the next ten days.

  If you would prefer to collect your property or arrange your own shipping, please contact [***] who will assist you.

  For property being collected from our off-site facility at *[***]*, please refer to our Property Collection information at [***].

Register on [***] today

Activate your online account to view invoices, statements, manage bids, bid online and check payment statuses.

To activate your account, email [***].

[***] [***]

Masterworks Gallery, LLC
as agent for Masterworks Cayman, SPC, acting on behalf of its Gallery Segregated Portfolio
225 Liberty Street
Floor 29
NEW YORK NY 10281-2699 USA

Account number	[***]
Invoice number	[***]
Date	25 September 2023
Sale currency	USD

Invoice for Private Sale

LAURA OWENS, Untitled, 2011, oil and acrylic on canvas, 86 by 78 in. 218 by 198 cm.

Lot location	[***]
Purchase price	$925,000.00
Sales tax *0% of purchase price, including commission*	$0.00
Shipping to: Masterworks c/o Delaware Freeport NEWARK DE 19711-8016 US	
Lot total	$925,000.00
Invoice total	$925,000.00

- Payment of $925,000.00 is due according to the terms agreed

This invoice replaces invoice number [***].

We can only accept payment from the buyer named on this invoice.

Wire transfers

- JP Morgan Chase Bank NA
  726 Madison Avenue
  New York NY1000‹

Account name	[***]
Account number	[***]
ABA routing number	[***]
SWIFT code	[***]

Please include your name, your account number ([***]) and invoice number ([***])

Pay Online at:
[***]

China UnionPay clients can request a payment link from [***]. Please include Invoice Number in the subject line.

Sales tax is based on the shipping location for each item.

For assistance, please contact
[***]
E [***]

Conditions of Business for Buyers

Your receipt of this invoice confirms your binding agreement to purchase the property described on this invoice. The sale of the property is subject to the Conditions of Business for Buyers located at:

[***]

The Conditions of Business for Buyers are incorporated herein by reference and are an integral part of this invoice. You may access the Conditions of Business for Buyers by visiting the website listed above.

Payment

Payment is due in full immediately after the sale. It is [***] policy to accept payment only from the buyer named on the invoice. Please note that [***] will not accept payment from any party other than the invoiced party. Payment can be made by the following methods:

- [***] accepts payment by credit card for Visa, MasterCard, and American Express only. China Union Pay may be available for certain sales. A 2.5% surcharge fee will be applied to the total payment plus applicable sales tax for clients who wish to pay for their purchase using a credit card at New York auctions and for New York private sale transactions. Other payment methods besides credit card do not incur a surcharge fee. Credit card payments may not exceed $200,000 per sale. Payment by credit card may be made: (a) online at [***] or (b) through the [***] App.
  Wire / Bank transfer in US Dollars
- Personal checks drawn in US Dollars (made payable to [***]), Certified, banker's draft and cashier's checks with a face amount over $10,000 drawn in US Dollars

While personal and company checks (drawn in US Dollars) are accepted, property will not be released until such checks have cleared, unless you have a pre-arranged check acceptance agreement (the application form is available from [***]). It is against [***] general policy to accept payments in the form of cash and cash equivalents as defined under applicable law.

Bank transfers should be sent to:

JP Morgan Chase Bank NA, 726 Madison Avenue, New York, NY 10004

Account name	[***]
Account number	[***]
ABA routing number	[***]
SWIFT code	[***]

Please instruct your bank to include your name, [***] account number and invoice number.

Sales and Use Tax

New York sales tax is charged on the purchase price and any other applicable charges on any property picked up or delivered in New York State, regardless of the state or country in which the buyer resides or does business. Buyers who wish to use their own shipper who is not a considered a "common carrier" by the New York Department of Taxation and Finance will be charged New York sales tax on the entire charge regardless of the destination of the property.

[***]. If the property is delivered into any state in which [***] is registered, [***] is required by law to collect and remit the appropriate sales tax in effect in the state where the property is delivered.

Client Arranged Shipping. If the property is to be shipped by the buyer must collect the purchased property in New York and arrange on their own behalf for shipping to such other state. Property collected from our New York premises by a common carrier hired by the buyer for delivery at an address outside of New York is not subject to New York Sales Tax, but if the property is delivered into any state in which we are registered, we are required by law to collect and remit the appropriate sales tax in effect in the state where the property is delivered. If the property is delivered to a state where we are not required to collect sales tax, it is the responsibility of the buyer to self-assess any sales or use tax and remit it to taxing authorities in that state.

Risk and Responsibility for the Property

You are obliged to arrange collection of the property no later than 30 calendar days after the date of sale, unless otherwise agreed with us in writing. The Conditions of Business for Buyers provides that risk and responsibility for the property transfers to the buyer on the earilier of (a) collection of the property or (b) on the 31st calendar day after the sale. Please refer to the Conditions of Business for Buyers for additional terms regarding Risk and Responsibility for the Property.

Know Your Client Requirements

[***] requires all clients to present government-issued identifiction to confirm their identity. Individual clients are requested to provide a copy of a passport, driver's license, or other government-issued identification card containing a photograph and address. Corporate clients are requested to povide a copy of a Certificate of Incorporation or other government-issued document indicating bona fide existence of the corporation, as well as proof of the individual's authority to act on behalf of the corporation. If you have any questions about the appropriate type of identification document, please contact Post Sale Services. Please refer to the Conditions of Business for Buyers for additional terms regarding our Know Your Client Requirements.

Shipping services

[***] offers a comprehensive shipping service. If you received a shipping quote or have any questions about the services we offer, please contact Post Sale Services.

Exporting property

The export of certain property from the US or import into any other country may be subject to one or more export or import requirements or restrictions. The buyer is solely responsibile for identifying and obtaining any necessary export, import, firearm, endangered species or other permits or licenses. The denial of any permit or license will not justify cancellation or rescission of the sale or excuse any delay in payment. If you require any further information about the export of your property, please contact Post Sale Services.

Collection

In order to collect your property, the following is required:

- Your payment in full (including any interest, handling and storage charges due) must be received and cleared.
- The person collecting must present valid identification as noted in "Know Your Client Requirements".
- You must provide written authorization for anyone collecting on your behalf. Please include the person's full name and property to be collected.

[***] Financial Services

Treasure the art, unlock the value. Find out more about financing alternatives that may be available for you with [***]at [***] or [***]

Contact information

[***] (Mon - Fri 9am to 5pm)
[***]